Exhibit 99.1

FOR IMMEDIATE RELEASE

Gaming Partners International Announces Special Dividend

Las Vegas, Nevada, December 2, 2009 — Gaming Partners International Corporation (Nasdaq: GPIC), the leading worldwide provider of casino currency and table gaming equipment, announced today that its Board of Directors has authorized a special cash dividend of $0.125 per share to be paid on December 22, 2009 to shareholders of record as of  December 14, 2009.

Commenting on the dividend, Greg Gronau, President and CEO, said, “The Company decided that it was in the shareholders’ best interest to pay $0.125 per share as a special dividend.  We have a strong cash position, with over $19 million in cash and marketable securities, along with little debt.  This $1 million payment reflects our past success and does not impair our ability to pursue strategic initiatives.”

About Gaming Partners International Corporation

GPIC manufactures and supplies (under the brand names of Paulson®, Bourgogne et Grasset® and Bud Jones®) casino chips, including plaques and jetons and low frequency and high frequency RFID chips, low and high frequency RFID readers, table layouts, playing cards, dice, gaming furniture, roulette wheels, table accessories, and other products that are used with casino table games such as blackjack, poker, baccarat, craps, and roulette. GPIC is headquartered in Las Vegas, Nevada, with offices in Beaune, France; San Luis Rio Colorado, Mexico; Atlantic City, New Jersey; and Gulfport, Mississippi. GPIC sells its casino products directly to licensed casinos throughout the world. For additional information about GPIC, visit our web site at www.gpigaming.com.

Safe Harbor Statement

This release contains “forward-looking statements” based on current expectations but involving known and unknown risks and uncertainties, such as statements relating to anticipated future sales or the timing thereof; the long-term growth and prospects of our business or any jurisdiction, including Macau, the Philippines, and Singapore; the duration or effects of unfavorable economic conditions which may reduce our product sales; the long term potential of the RFID gaming chips market and the ability of Gaming Partners International to capitalize on any such growth opportunities; and the payment of any dividends in the future.  Actual results or achievements may be materially different from those expressed or implied. Gaming Partners International’s plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing and its ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, “Risk Factors” of the Company’s Form 10-K for the period ended December 31, 2008, all of which are difficult or impossible to predict.

For more Information please contact:

Gaming Partners International Corporation:

David W. Grimes, CFO

702-598-2400

dgrimes@gpigaming.com

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